Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-180417, 333-186818, 333-194632, 333-202705, 333-210173, 333-214485, and 333-216717 on Form S-8 and in the Registration Statement No. 333-222457 on Form S-3 of our report dated March 5, 2018, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Vocera Communications, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 5, 2018